Exhibit 99.1

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces Fourth Quarter Results

WESTBROOK, Maine, January 26, 2007 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenue for the fourth quarter of 2006 increased 15% to $192.2 million from $167.0 million for the fourth quarter of 2005. Adjusted for the impacts of acquisitions and changes in foreign currency exchange rates, revenue for the fourth quarter of 2006 increased 11% over the same period of the prior year. Earnings per diluted share (“EPS”) for the quarter ended December 31, 2006 increased 25% to $0.75 from $0.60 for the same period in the prior year.

          Non-GAAP adjusted diluted EPS for the fourth quarter were $0.68, an increase of 6% compared to non-GAAP adjusted diluted EPS for the same period of the prior year. Non-GAAP adjusted diluted EPS including share-based compensation expense was $0.62. Management believes adjusted diluted EPS is a useful non-GAAP financial measure to evaluate the results of ongoing operations, excluding significant specified items, period over period, and therefore believes that investors may find this information useful in addition to the GAAP results. The accompanying financial table provides additional information and reconciles these non-GAAP measures to earnings per diluted share.

          “We have wrapped up a strong year of organic revenue growth, investment in the new product pipeline, and strategic acquisitions across our business portfolio, all of which position us extremely well for continued growth in 2007 and 2008. In particular, I am pleased with the outlook we see for continued success in the companion animal market,” said Jonathan Ayers, Chairman and Chief Executive Officer.

          “We are making excellent progress on the growth and further development of our bench-top line of instruments and proprietary consumables for the companion animal market. We expect to launch our next generation chemistry analyzer, Catalyst Dx™, in January of 2008 along with a second platform, SNAPshot Dx™, which will augment the immunodiagnostic capability of the IDEXX VetLab® suite of instruments. Through these launches, we expect to take the pet-side diagnostic capability of the IDEXX VetLab suite to a whole new level of performance and value.”

          Companion Animal Group (“CAG”) revenue for the fourth quarter of 2006 increased 15% to $157.0 million from $135.9 million for the fourth quarter of 2005 due to higher sales in all CAG product and service categories, with the largest growth in revenue from laboratory and consulting services. Incremental sales from businesses acquired since January 2005, consisting primarily of veterinary reference laboratories, a digital radiography business, and intellectual property and distribution rights of a veterinary diagnostics business, contributed 2% to CAG revenue growth. The favorable impact of foreign currency exchange rates also contributed 2% to CAG revenue growth.

IDEXX Announces Fourth Quarter Results
January 26, 2007

          Water segment revenue for the fourth quarter increased 1% to $14.7 million from $14.6 million for the fourth quarter of 2005 due to the favorable impact of foreign currency exchange rates, which increased Water revenue growth by 3%, and, to a lesser extent, higher average unit sales prices. These favorable impacts were partly offset by lower sales volume.

          Food Diagnostics Group (“FDG”) revenue for the fourth quarter increased 25% to $20.5 million from $16.4 million for the fourth quarter of 2005 primarily due to higher worldwide livestock diagnostics sales volume, particularly of the IDEXX HerdChek® test for transmissible spongiform encephalopathies. The favorable impact of foreign currency exchange rates increased FDG revenue growth by 6%.

Full-year results

          Revenue for the year ended December 31, 2006 increased 16% to $739.1 million from $638.1 million for the same period in 2005. Incremental sales from businesses acquired since the beginning of 2005 added 2% to revenue growth. Changes in foreign currency exchange rates did not have a significant impact on the reported revenue growth rate. Revenue for the year ended December 31, 2006, adjusted for the impacts of acquisitions and foreign currency exchange rates, increased 14%.

          Earnings per diluted share for 2006 increased 23% to $2.84 from $2.30 for the same period in the prior year. Non-GAAP adjusted diluted EPS for the year ended December 31, 2006 were $2.93, an increase of 23% compared to non-GAAP adjusted diluted EPS for 2005. Non-GAAP adjusted diluted EPS including share-based compensation expense was $2.67. The accompanying financial table provides additional information and reconciles these non-GAAP measures to earnings per diluted share.

          Companion Animal Group (“CAG”) revenue for the year ended December 31, 2006 increased 16% to $606.3 million from $520.8 million due to higher sales in all CAG product and service categories, with the largest growth in revenue from laboratory and consulting services. Incremental sales from businesses acquired since the beginning of 2005, consisting primarily of veterinary reference laboratories, a digital radiography business, and intellectual property and distribution rights of a veterinary diagnostics business, contributed 2% to CAG revenue growth. Changes in foreign currency exchange rates did not have a significant impact on the CAG revenue growth rate.

          Water segment revenue for the year ended December 31, 2006 increased 3% to $58.5 million from $56.8 million primarily due to higher sales volume in the Americas and Europe and, to a lesser extent, to higher average unit sales prices. The favorable impact of foreign currency exchange rates increased the Water revenue growth rate by 1%.

IDEXX Announces Fourth Quarter Results
January 26, 2007

          Food Diagnostics Group (“FDG”) revenue for the year ended December 31, 2006 increased 23% to $74.3 million from $60.5 million for the same period in 2005. This increase is primarily due to higher worldwide sales volume of livestock diagnostics. The favorable impact of foreign currency exchange rates increased FDG revenue growth by 1%.

Additional operating results for the fourth quarter

          Gross profit for the fourth quarter of 2006 increased $11.4 million, or 13%, to $96.3 million from $84.9 million for 2005. As a percentage of revenue, gross profit decreased to 50% from 51% primarily due to proportionately higher sales of laboratory and consulting services and instruments, which are sold at lower gross profit rates than certain other products, and to the combined net unfavorable impact of changes in foreign currency rates on foreign exchange hedge contracts and on sales denominated in those foreign currencies. These unfavorable impacts on the gross profit percentage were partly offset by the lower cost of slides sold for use in IDEXX VetTest® chemistry analyzers.

          Research and development (“R&D”) expense for the quarter was $14.0 million compared to $10.6 million for the fourth quarter of 2005. As a percentage of revenue, R&D expense increased to 7.3% from 6.4% for the same period in 2005.

          Selling, general and administrative (“SG&A”) expense for the quarter was $52.8 million, or 27% of revenue, compared to $44.1 million, or 26% of revenue, in the fourth quarter of 2005. Increased SG&A expense was due primarily to higher personnel-related costs due, in part, to expanded worldwide sales, customer service and marketing headcount; share-based compensation expense, including the impact of SFAS No. 123(R) which was adopted on January 1, 2006; and higher spending on information technology and other general support functions.

Acquisition of Institut Pourquier

          The Company also announced today that it has entered into an agreement to acquire all of the outstanding shares of Institut Pourquier. Based in Montpelier, France, Institut Pourquier is a leading provider of production animal diagnostic products with a strong European market presence and a product portfolio that is complementary to the Company’s existing production animal products. In 2006 Institut Pourquier had sales of approximately $7.5 million. The Company expects to complete the acquisition during the first quarter of 2007.

IDEXX Announces Fourth Quarter Results
January 26, 2007

Outlook

          The Company offers the following revised guidance for the full year of 2007, which reflects the estimated impacts of the previously announced acquisitions of Central Laboratory for Veterinarians Ltd., which closed in November 2006, and the Critical Care Division of Osmetech plc, which is expected to close on or around January 31, 2007, as well as the anticipated acquisition of Institut Pourquier, which is expected to close during the first quarter of 2007:

•	Revenue is expected to be $860 to $870 million, including $28 to $30 million of revenue attributable to these acquisitions.

•

Diluted earnings per share are expected to be $2.90 to $2.98, which reflects a dilutive impact of approximately $0.14 per diluted share attributable to these acquisitions, of which approximately $0.04 per diluted share is attributable to the acquisition of Institut Pourquier.

Conference Call and Webcast Information

          IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its fourth quarter results. To participate in the conference call, dial 800-475-3716 or 719-457-2727 and reference confirmation code 1704816. An audio replay will be available through February 2 by dialing 719-457-0820 and referencing replay code 1704816.

          The call will also be available via live or archived Webcast on the IDEXX Laboratories’ web site at www.idexx.com.

About IDEXX Laboratories

          IDEXX Laboratories, Inc. is a leader in companion animal health, serving practicing veterinarians around the world with innovative, technology-based offerings, including a broad range of diagnostic products and services, practice management systems and pharmaceuticals. IDEXX products enhance the ability of veterinarians to provide advanced medical care and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs more than 3,500 people and offers products to customers in over 100 countries.

IDEXX Announces Fourth Quarter Results
January 26, 2007

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the effectiveness of the Company’s sales and marketing activities; the Company’s ability to develop, license or obtain rights to new technologies; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition and technological change on the markets for the Company’s products; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of our products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the effects of government regulatory decisions, customer demand, pricing and other factors on the realizability of the Company’s inventories; the Company’s ability to manufacture complex biologic products; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; and the loss of key employees. A further description of these and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and on  the Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

IDEXX Announces Fourth Quarter Results
January 26, 2007

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Twelve Months Ended

		December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Revenue:	Revenue	$192,209	$166,970	$739,117	$638,095
Expenses and Income:	Cost of revenue	95,940	82,054	359,588	315,195

	Gross profit	96,269	84,916	379,529	322,900
	Sales and marketing	31,214	26,769	115,882	101,990
	General and administrative	21,634	17,327	82,097	64,631
	Research and development	13,951	10,636	53,617	40,948

	Income from operations	29,470	30,184	127,933	115,331
	Interest income, net	845	849	2,817	3,141

	Income before provision for income taxes and partner’s interest	30,315	31,033	130,750	118,472
	Provision for income taxes	5,643	11,137	37,224	40,670
	Partner’s share of consolidated loss	—	(131)	(152)	(452)

Net Income:	Net income	$24,672	$20,027	$93,678	$78,254

	Earnings per share: Basic	$0.79	$0.63	$2.98	$2.41

	Earnings per share: Diluted	$0.75	$0.60	$2.84	$2.30

	Shares outstanding: Basic	31,261	32,032	31,433	32,521

	Shares outstanding: Diluted	32,736	33,627	32,954	34,055

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Information (Unaudited)

		Three Months Ended		Twelve Months Ended

		December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Key Operating	Gross profit	50.1%	50.9%	51.3%	50.6%
Ratios (as a percentage of revenue):	Sales, marketing, general and administrative expense	27.5%	26.4%	26.8%	26.1%
	Research and development expense	7.3%	6.4%	7.2%	6.4%

	Income from operations	15.3%	18.1%	17.3%	18.1%

International	International revenue (in thousands)	$70,590	$59,153	$260,945	$219,530
Revenue:
	International revenue as percentage of total revenue	36.7%	35.4%	35.3%	34.4%

IDEXX Announces Fourth Quarter Results
January 26, 2007

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Three Months Ended

	Gross Profit		Income from Operations		Net Income		Earnings per Share Diluted

	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

GAAP measurement	$96,269	$84,916	$29,470	$30,184	$24,672	$20,027	$0.75	$0.60
Specified items:
Acquisition-related integration costs & investment impairment (1)	82	57	467	928	311	618	0.01	0.02
Discrete income tax expense (benefit) (2)	—	—	—	—	(4,830)	992	(0.15)	0.03

subtotal (4)	96,351	84,973	29,937	31,112	20,153	21,637	0.62	0.64
Share-based compensation expense (3)	450	—	2,653	—	2,168	—	0.07	—

Non-GAAP comparative measurements(4)	$96,801	$84,973	$32,590	$31,112	$22,321	$21,637	$0.68	$0.64

We use these supplemental non-GAAP financial measures to evaluate the Company’s comparative financial performance. The specified items that are excluded in these non-GAAP measures are actual charges that impact net income and cash flows, however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.

(1) We believe that the change from period to period due to specific acquisition-related purchase accounting and integration costs is not representative of ongoing operations and is not indicative of future performance. Specific acquisition-related discrete costs do not include amortization expense related to acquired intangible assets. Discrete items for 2006 also include a write-down of an equity investment in one of our technology licensors. We believe that the investment write-down is infrequent and is not representative of ongoing operations; IDEXX holds no other equity investments.

(2) We believe that certain significant discrete income tax items create impacts on financial measures that are not indicative of future performance because the items are not likely to recur within a reasonable period. For 2006, the separately identified discrete income tax benefit was due to a reduction in previously accrued taxes in connection with the resolution of an Internal Revenue Service income tax audit for 2003 and 2004 in advance of the expiration of the statutes of limitations. For 2005, income tax expense on the repatriation of foreign earnings under the American Jobs Creation Act is separately identified as a discrete expense.

(3) We adjusted 2006 GAAP financial results to exclude the after-tax impact of share-based compensation expense, except for the impact of deferred stock units issued under our Director Compensation Plan and our Executive Deferred Compensation Plan that do not have vesting conditions, in order to evaluate the Company’s performance relative to 2005 financial results. We do not consider the pro forma 2005 financial results that are included in our Annual Report on Form 10-K and quarterly reports on Form 10-Q to be reasonably comparable to 2006 financial results with respect to the impact of share-based compensation expense due to several factors, including changes in 2006 in the types, terms and total fair value of share-based compensation awards; changes in the timing of expense recognition for 2006 awards; and differences between periods in income tax benefits.

(4) The sum of the individual items may not equal the non-GAAP measurement due to rounding of the individual items in this presentation.

IDEXX Announces Fourth Quarter Results
January 26, 2007

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Twelve Months Ended

	Gross Profit		Income from Operations		Net Income		Earnings per Share Diluted

	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

GAAP measurement	$379,529	$322,900	$127,933	$115,331	$93,678	$78,254	$2.84	$2.30
Specified items:
Acquisition-related integration costs & investment impairment (1)	82	981	467	2,830	311	1,886	0.01	0.05
Discrete income tax expense (benefit) (2)	—	—	—	—	(6,111)	992	(0.19)	0.03

subtotal (4)	379,611	323,881	128,400	118,161	87,878	81,132	2.67	2.38
Share-based compensation expense (3)	1,671	—	10,657	—	8,812	—	0.27	—

Non-GAAP comparative measurements(4)	$381,282	$323,881	$139,057	$118,161	$96,690	$81,132	$2.93	$2.38

We use these supplemental non-GAAP financial measures to evaluate the Company’s comparative financial performance. The specified items that are excluded in these non-GAAP measures are actual charges that impact net income and cash flows, however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.

(1) We believe that the change from period to period due to specific acquisition-related purchase accounting and integration costs is not representative of ongoing operations and is not indicative of future performance. Specific acquisition-related discrete costs do not include amortization expense related to acquired intangible assets. The discrete integration costs incurred in 2005 included costs associated with the consolidation of our European production animal diagnostics operations in Bern, Switzerland. Discrete items for 2006 also include a write-down of an equity investment in one of our technology licensors. We believe that the investment write-down is infrequent and is not representative of ongoing operations; IDEXX holds no other equity investments.

(2) We believe that certain significant discrete income tax items create impacts on financial measures that are not indicative of future performance because the items are not likely to recur within a reasonable period. For 2006, the separately identified discrete income tax benefits were composed of a tax benefit of $0.15 per diluted share due to a reduction in previously accrued taxes in connection with the resolution of an Internal Revenue Service income tax audit for 2003 and 2004 in advance of the expiration of the statutes of limitations, a tax benefit of $0.03 per diluted share due to a reduction of previously recorded international deferred tax liabilities as a result of obtaining certain multi-year tax incentives, and a tax benefit of $0.01 per diluted share due to the release of a valuation allowance on international deferred tax assets as a result of a subsidiary demonstrating consistent sustained profitability. For 2005, income tax expense on the repatriation of foreign earnings under the American Jobs Creation Act is separately identified as a discrete expense.

(3) We adjusted 2006 GAAP financial results to exclude the after-tax impact of share-based compensation expense, except for the impact of deferred stock units issued under our Director Compensation Plan and our Executive Deferred Compensation Plan that do not have vesting conditions, in order to evaluate the Company’s performance relative to 2005 financial results. We do not consider the pro forma 2005 financial results that are included in our Annual Report on Form 10-K and quarterly reports on Form 10-Q to be reasonably comparable to 2006 financial results with respect to the impact of share-based compensation expense due to several factors, including changes in 2006 in the types, terms and total fair value of share-based compensation awards; changes in the timing of expense recognition for 2006 awards; and differences between periods in income tax benefits.

(4) The sum of the individual items may not equal the non-GAAP measurement due to rounding of the individual items in this presentation.

IDEXX Announces Fourth Quarter Results
January 26, 2007

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Twelve Months Ended

		December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Revenue:	Companion Animal Group	$156,995	$135,942	$606,319	$520,830
	Water	14,734	14,606	58,466	56,760
	Food Diagnostics Group	20,480	16,422	74,332	60,505

	Total	$192,209	$166,970	$739,117	$638,095

Gross Profit:	Companion Animal Group	$74,524	$65,396	$297,999	$250,409
	Water	9,588	9,951	38,441	38,277
	Food Diagnostics Group	12,607	9,569	44,760	34,214
	Other	(450)	—	(1,671)	—

	Total	$96,269	$84,916	$379,529	$322,900

Income from Operations:	Companion Animal Group	$22,219	$21,369	$100,760	$82,970
	Water	6,280	6,653	25,762	25,974
	Food Diagnostics Group	5,459	3,038	18,024	9,894
	Other	(4,488)	(876)	(16,613)	(3,507)

	Total	$29,470	$30,184	$127,933	$115,331

Gross Profit (as a percentage of revenue):	Companion Animal Group	47.5%	48.1%	49.1%	48.1%
	Water	65.1%	68.1%	65.7%	67.4%
	Food Diagnostics Group	61.6%	58.3%	60.2%	56.5%
Income from Operations (as a percentage of revenue):	Companion Animal Group	14.2%	15.7%	16.6%	15.9%
	Water	42.6%	45.5%	44.1%	45.8%
	Food Diagnostics Group	26.7%	18.5%	24.2%	16.4%

IDEXX Announces Fourth Quarter Results
January 26, 2007

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)

	Three Months Ended

	Dec. 31, 2006	Dec. 31, 2005	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change from Acquisitions(2)	Percentage Change Net of Acquisitions and Currency Changes

Net CAG Revenue:
Instruments and consumables	$64,986	$59,181	$5,805	9.8%	2.7%	—	7.1%
Rapid assay products	25,724	22,815	2,909	12.8%	0.8%	4.4%	7.6%
Laboratory and consulting services	47,827	39,527	8,300	21.0%	3.0%	5.1%	12.9%
Practice information systems and digital radiography	13,663	10,763	2,900	26.9%	1.1%	—	25.8%
Pharmaceutical products	4,795	3,656	1,139	31.2%	—	—	31.2%

Net CAG revenue	156,995	135,942	21,053	15.5%	2.3%	2.2%	11.0%
Net Water Revenue:
Water	14,734	14,606	128	0.9%	3.0%	—	-2.1%

Net FDG Revenue:
Production animal products	16,630	12,569	4,061	32.3%	7.1%	—	25.2%
Dairy testing products	3,850	3,853	(3)	-0.1%	3.0%	—	-3.1%

Net FDG revenue	20,480	16,422	4,058	24.7%	6.2%	—	18.5%

Net Revenue:	$192,209	$166,970	$25,239	15.1%	2.7%	1.8%	10.6%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the three months ended December 31, 2005 to the three months ended December 31, 2006.

(2)  Represents the percentage change in revenue attributed to incremental revenues from businesses acquired since October 2005 during the three months ended December 31, 2005 compared to the three months ended December 31, 2006.

IDEXX Announces Fourth Quarter Results
January 26, 2007

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)

	Twelve Months Ended

	Dec. 31 2006	Dec. 31 2005	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change from Acquisitions(2)	Percentage Change Net of Acquisitions and Currency Changes

Net CAG Revenue:
Instruments and consumables	$242,312	$217,537	$24,775	11.4%	0.5%	—	10.9%
Rapid assay products	114,536	100,255	14,281	14.2%	-0.1%	1.6%	12.7%
Laboratory and consulting services	187,114	156,425	30,689	19.6%	0.2%	4.5%	14.9%
Practice information systems and digital radiography	44,427	32,589	11,838	36.3%	0.8%	10.6%	24.9%
Pharmaceutical products	17,930	14,024	3,906	27.9%	—	—	27.9%

Net CAG revenue	606,319	520,830	85,489	16.4%	0.3%	2.3%	13.8%
Net Water Revenue:
Water	58,466	56,760	1,706	3.0%	0.8%	—	2.2%

Net FDG Revenue:
Production animal products	58,940	44,945	13,995	31.1%	0.9%	—	30.2%
Dairy testing products	15,392	15,560	(168)	-1.1%	-0.1%	—	-1.0%

Net FDG revenue	74,332	60,505	13,827	22.9%	0.7%	—	22.2%

Net Revenue:	$739,117	$638,095	$101,022	15.8%	0.4%	1.8%	13.6%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the twelve months ended December 31, 2005 to the twelve months ended December 31, 2006.

(2)  Represents the percentage change in revenue attributed to incremental revenues from businesses acquired since January 2005 during the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2006.

IDEXX Announces Fourth Quarter Results
January 26, 2007

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		December 31, 2006	December 31, 2005

Assets:	Current Assets:
	Cash and cash equivalents	$61,666	$67,151
	Short-term investments	35,000	65,580
	Accounts receivable, net	81,389	71,688
	Inventories	95,996	69,369
	Other current assets	28,212	25,457

	Total current assets	302,263	299,245

	Property and equipment, at cost	191,538	142,777
	Less: accumulated depreciation	91,910	77,080

	Property and equipment, net	99,628	65,697

	Other long-term assets, net	157,669	125,734

	Total assets	$559,560	$490,676

Liabilities and Stockholders’ Equity:	Current Liabilities:
	Accounts payable	$24,374	$19,842
	Accrued expenses	90,315	78,208
	Current portion of long-term debt	678	551
	Deferred revenue	8,976	7,965

	Total current liabilities	124,343	106,566

	Long-term debt, net of current portion	6,447	—
	Other long-term liabilities	18,909	14,800

	Total long-term liabilities	25,356	14,800

	Partner's interest in subsidiary	—	300

	Stockholders’ Equity:
	Common stock	4,662	4,594
	Additional paid-in capital	479,993	437,394
	Deferred stock units	1,852	1,316
	Retained earnings	490,614	396,936
	Treasury stock, at cost	(577,826)	(472,096)
	Accumulated other comprehensive income	10,566	866

	Total stockholders’ equity	409,861	369,010

	Total liabilities and stockholders’ equity	$559,560	$490,676

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Information (Unaudited)

		December 31, 2006	December 31, 2005

Key Balance Sheet	Total cash, cash equivalents and investments (in thousands)	$96,666	$132,731
Information:	Days sales outstanding	38	38
	Inventory turns	1.9	2.4

IDEXX Announces Fourth Quarter Results
January 26, 2007

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Twelve Months Ended

		December 31, 2006	December 31, 2005

Operating:	Cash Flows from Operating Activities:
	Net income	$93,678	$78,254
	Non-cash charges	25,551	27,553
	Changes in current assets and liabilities, net of acquisitions and disposals	(9,403)	10,745

	Net cash provided by operating activities	$109,826	$116,552

Investing:	Cash Flows from Investing Activities:
	Decrease in investments, net	30,655	44,261
	Purchase of property and equipment	(32,331)	(24,199)
	Purchase of land and buildings	(12,084)	—
	Net proceeds from sale of land and buildings	—	2,751
	Acquisition of businesses and intangible assets	(25,220)	(7,604)
	Acquisition of equipment leased to customers	(1,720)	(2,615)

	Net cash provided (used) by investing activities	$(40,700)	$12,594

Financing:	Cash Flows from Financing Activities:
	Repayment of notes payable	(877)	(2,057)
	Purchase of treasury stock	(105,711)	(123,769)
	Proceeds from the exercise of stock options	20,922	18,841
	Tax benefit from exercise of stock options	9,407	—

	Net cash used by financing activities	$(76,259)	$(106,985)

	Net effect of exchange rate changes	1,648	(2,166)

	Net increase (decrease) in cash and cash equivalents	(5,485)	19,995

	Cash and cash equivalents, beginning of period	67,151	47,156

	Cash and cash equivalents, end of period	$61,666	$67,151

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow (Unaudited)

		Twelve Months Ended

		December 31, 2006	December 31, 2005

Free Cash Flow:	Net cash provided by operating activities	$109,826	$116,552
	Financing cash flows attributable to tax benefits from exercise of stock options	9,407	—
	Purchase of fixed assets	(44,415)	(24,199)
	Acquisition of equipment leased to customers	(1,720)	(2,615)

	Free cash flow	$73,098	$89,738

Free cash flow indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases

	Three Months Ended		Twelve Months Ended

	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Share repurchases during the period	142,800	499,700	1,337,700	1,992,900
Average price paid per share	$83.18	$69.98	$79.02	$62.11
Shares remaining under repurchase authorization as of December 31, 2006			714,630